FOR IMMEDIATE RELEASE

Norfolk Southern names Zampi vice president and controller

NORFOLK, Va., Dec. 13, 2018 – Norfolk Southern Corporation (NYSE: NSC) announced that Jason A. Zampi has been named vice president and controller, effective Dec. 16. He will be headquartered in Norfolk and will report to Cynthia C. Earhart, executive vice president finance and chief financial officer.

Since 2011, Zampi has served in various positions in Norfolk Southern’s finance and accounting departments, most recently as assistant vice president corporate accounting. Prior to joining the railroad, Zampi worked for 15 years at KPMG LLP, leaving as senior manager.

“Jason brings extensive public accounting experience, as well as experience in Norfolk Southern’s accounting and finance areas, to the role of vice president and controller,” Earhart said. “He has participated in the ongoing development of our new strategic plan, and we’re excited to have him join our leadership team.”
Zampi is a certified public accountant and holds a Bachelor of Science degree from Penn State University Park.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

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